UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2005

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	34-0-26512	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 8-20 East Broadway, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (441) 295-4513

        Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

Effective as of May 25, 2005, DaVinciRe Holdings Ltd. ("DaVinciRe"), a joint venture in which RenaissanceRe Holdings Ltd. (the "Company") controls a majority of outstanding voting rights, the banks, financial institutions and other institutional lenders party to the Amended Credit Agreement (as defined below) (the "Lenders"), Citigroup Global Markets Inc. ("Citigroup"), as sole lead arranger, book manager and syndication agent, and Citibank, N.A. ("Citibank"), as administrative agent for the Lenders, entered into the Second Amended and Restated Credit Agreement (the "Amended Credit Agreement"), amending and restating the Amended and Restated Credit Agreement, dated as of May 25, 2004, among DaVinciRe, the banks, financial institutions and other institutional lenders party thereto, Citigroup and Citibank (the "Existing Credit Agreement").

The Amended Credit Agreement extends the termination date of the revolving credit facility established under the Existing Credit Agreement from May 25, 2007 to May 25, 2010. All other material terms of and conditions in the Amended Credit Agreement remain the same as those in the Existing Credit Agreement.

The Amended Credit Agreement provides for a $100 million committed revolving credit facility. DaVinciRe has the option to increase the size of the credit facility to $125 million upon satisfaction of certain conditions set forth in the Amended Credit Agreement. At DaVinciRe's election, advances under the credit facility bear interest either at the Base Rate or LIBOR plus a margin which varies based on DaVinciRe's public debt rating. The credit facility contains representations, warranties and covenants customary for bank loan facilities of this nature. In addition to customary covenants which limit DaVinciRe's ability to merge, consolidate, enter into negative pledge agreements, incur liens or declare or pay dividends under certain circumstances, the Amended Credit Agreement also requires DaVinciRe to maintain a debt to capital ratio of 30% or below and a minimum net worth of $250 million.

In the event of the occurrence and continuation of certain events of default, the Lenders may terminate their respective obligations to make advances and accelerate the outstanding obligations of DaVinciRe under the credit facility.

The Company is not a guarantor of the credit facility and the Lenders have no recourse against the Company or its subsidiaries. Their sole recourse is against DaVinciRe and its subsidiary.

The description of the Amended Credit Agreement contained herein is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Bank of America, N.A., Citibank, N.A., Mellon Bank, N.A. and Wachovia, which are parties to the Amended Credit Agreement, are also parties to a $900,000,000 reimbursement agreement with the Company, Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, Glencoe Insurance Ltd and DaVinci Reinsurance Ltd. Bank of America, N.A., Bank of N.T. Butterfield & Son Limited, Citibank, N.A., HSBC Bank USA, National Association, Mellon Bank, N.A., and Wachovia, which are parties to the Amended Credit Agreement, are also parties to a $500,000,000 credit agreement with the Company. In addition, certain affiliates of the Lenders have in the past provided investment banking, transfer agent, trusteeship, custodial, and/or other financial services from time to time to the Company and its subsidiaries.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of the Registrant.

The information in the first five paragraphs of Item 1.01 of the Current Report is incorporated by reference.

Item 9.01.    Financial Statements and Exhibits.

(c)    Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description
10.1	Second Amended and Restated Credit Agreement, dated as of May 25, 2005, by and among DaVinciRe Holdings Ltd., the banks, financial institutions and other institutional lenders listed thereto (the "Lenders"), Citigroup Global Markets Inc., as sole lead arranger, book manager and syndication agent, and Citibank, N.A. as administrative agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.
Date: June 1, 2005	By:	/s/ Stephen H. Weinstein
Name: Stephen H. Weinstein Title: General Counsel & Corporate Secretary

INDEX TO EXHIBITS

Exhibit #	Description
10.1	Second Amended and Restated Credit Agreement, dated as of May 25, 2005, by and among DaVinciRe Holdings Ltd., the banks, financial institutions and other institutional lenders listed thereto (the "Lenders"), Citigroup Global Markets Inc., as sole lead arranger, book manager and syndication agent, and Citibank, N.A. as administrative agent for the Lenders.